                                             Exhibit 99.1

News Release
U.S. Silica Holdings, Inc. Announces Second Quarter 2021 Results
•Settled customer dispute and received $128 million of consideration, including $90 million in cash
•Second quarter revenue totaled $317.3 million
•GAAP and adjusted EPS for the quarter of $0.34 and ($0.12) per diluted share, respectively
•Overall volumes increased 15% sequentially with growth in both Industrial & Specialty Products and Oil & Gas Segments

Katy, Texas, July 29, 2021 – U.S. Silica Holdings, Inc. (NYSE: SLCA), a diversified industrial minerals company and the leading last-mile logistics provider to the oil and gas industry (the “Company”), today announced net income of $26.0 million, or $0.34 per diluted share, for the second quarter ended June 30, 2021, compared with a net loss of $20.8 million, or $0.28 per diluted share, for the first quarter of 2021.
The second quarter results were positively impacted by $46.9 million net, or $0.46 per diluted share, due to a customer settlement of $48.9 million, or $0.49 per diluted share, recorded in the Oil & Gas segment, and partially offset by delayed winter weather impacts and facility closure costs.
Bryan Shinn, Chief Executive Officer, commented, "Our strong financial and operational performance during the second quarter exceeded both revenue and Adjusted EBITDA expectations. Additionally, we recorded sequential volume growth in both of our operating segments, supported by the broader market recovery and constructive commodity prices.
"In the Industrial & Specialty Products segment, second quarter revenue grew at a rate that exceeded GDP growth and we recently announced our third price increase this year for our industrial and specialty products beginning September 1st. Our Oil & Gas segment benefited from strong commodity prices and completions activity, as we out-executed our competition and gained market share in the second quarter, which drove sequential increases in proppant volumes and SandBox delivered loads.
"I'm also happy to report that in late June, we came to an agreement with a customer to settle a dispute regarding fees related to minimum purchase commitments from 2014-2020. As a result of this resolution, the Company received approximately $128 million of consideration, including $90 million in cash. Half of the cash settlement amount was received in the second quarter and the balance was received in July. We have used a portion of this settlement to pay off our outstanding revolver balance of $25 million.
“Our commitment to deleveraging the balance sheet remains a key corporate initiative. As the macro environment continues to improve, we are focused on prioritizing free cash flow, growing the Industrial & Specialty Products segment, and maximizing efficiencies in the Oil & Gas segment.”

Second Quarter 2021 Highlights
Total Company
•Revenue of $317.3 million for the second quarter of 2021 increased 84% when compared with the second quarter of 2020 and increased 35% compared with $234.4 million in the first quarter of 2021. However, excluding the $48.9 million benefit in the Oil & Gas segment related to a customer settlement, revenue increased 15% sequentially.
•Overall tons sold of 4.104 million for the second quarter of 2021 increased 15% compared with 3.561 million tons sold in the first quarter of 2021 and increased 116% when compared with the second quarter of 2020.
•Contribution margin of $128.6 million for the second quarter of 2021 increased 110% when compared with the second quarter of 2020 and increased 109% compared with $61.6 million in the first quarter of 2021. However, excluding the $48.9 million benefit in the Oil & Gas segment, contribution margin increased 29% sequentially. In addition, costs associated with delayed winter weather impact and facility closure costs negatively impacted the second quarter.
•Adjusted EBITDA of $103.3 million for the second quarter of 2021 increased 170% compared with $38.3 million in the first quarter of 2021. However, excluding the $48.9 million benefit in the Oil & Gas segment, adjusted EBITDA increased 42% sequentially.

Industrial & Specialty Products (ISP)
•Revenue of $124.0 million for the second quarter of 2021 increased 10% compared with $112.7 million in the first quarter of 2021, and increased 24% when compared with the second quarter of 2020.
•Tons sold totaled 1.08 million for the second quarter of 2021 increased 10% compared with 0.984 million tons sold in the first quarter of 2021, and increased 36% when compared with the second quarter of 2020.
•Segment contribution margin of $45.9 million, or $42.50 per ton, for the second quarter of 2021 increased 15% compared with $40.0 million in the first quarter of 2021, and increased 31% when compared with the second quarter of 2020.

Oil & Gas
•Revenue of $193.3 million for the second quarter of 2021 increased 59% when compared with $121.7 million in the first quarter of 2021 and increased 167% when compared with the second quarter of 2020. However, excluding the $48.9 million customer settlement, revenue increased 19% sequentially.
•Tons sold of 3.024 million for the second quarter of 2021 increased 17% compared with 2.577 million tons sold in the first quarter of 2021, and increased 172% when compared with the second quarter of 2020.
•Segment contribution margin of $82.7 million, or $27.35 per ton, increased 285% when compared with $21.5 million in the first quarter of 2021 and increased 216% when compared with the second quarter of 2020. However, excluding the $48.9 million customer settlement, segment contribution margin increased 57% sequentially.

Capital Update
As of June 30, 2021, the Company had $212.7 million in cash and cash equivalents and total debt was $1.235 billion. The Company's $100.0 million Revolver had $25.0 million drawn, with $22.0 million allocated for letters of credit, and availability of $53.0 million. On July 27, 2021, the Company paid off its $25.0 million outstanding Revolver balance. Capital expenditures in the second quarter totaled $3.6 million. During the second quarter of 2021, the Company generated $68.3 million in cash flow from operations including the cash settlement. However, excluding the $48.9 million customer settlement, cash flow from operations would have been $23.3 million. The Company remains focused on building on its fundamental operating successes, its disciplined approach to expanding its business, ensuring that it generates sustainable free cash flow and continuing to de-lever its balance sheet.

Outlook and Guidance
Looking ahead to the second half of 2021 and beyond, the Company is well positioned for sustainable, long-term growth. The Company has a strong portfolio of industrial and specialty products, supported by a robust pipeline of new products under development as well as recent pricing increases.
The Industrial & Specialty Products segment continues to prove its strength and stability through cycles.
The oil and gas industry is progressing through a transitional year of what is forecasted to be a multi-year growth cycle as economic activity recovers. The first half of 2021 was marked by strong WTI crude oil prices and the completion of previously drilled but uncompleted wells. Progressing through the second half of 2021, customer spending in the Oil & Gas segment is anticipated to rebalance from well completions towards drilling activity.
The Company expects to deliver positive free cash flow this year and to continue to reduce net debt by year end.
Conference Call
U.S. Silica will host a conference call for investors today, July 29, 2021 at 8:00 a.m. Central Time to discuss these results. Hosting the call will be Bryan Shinn, Chief Executive Officer and Don Merril, Executive Vice President and Chief Financial Officer. Investors are invited to listen to a live webcast of the conference call by visiting the "Investors" section of the Company's website at www.ussilica.com. The webcast will be archived for one year. The call can also be accessed live over the telephone by dialing (877) 869-3847 or for international callers, (201) 689-8261. A replay will be available shortly after the call and can be accessed by dialing (877) 660-6853 or for international callers, (201) 612-7415. The conference ID for the replay is 13721444. The replay will be available through August 29, 2021.
About U.S. Silica
U.S. Silica Holdings, Inc. is a performance materials company and is a member of the Russell 2000. The Company is a leading producer of commercial silica used in the oil and gas industry, and in a wide range of industrial applications. Over its 121-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 600 diversified products to customers across our end markets. U.S. Silica's wholly-owned subsidiaries include EP Minerals and SandBox Logistics™. EP Minerals is an industry leader in the production of products derived from diatomaceous earth, perlite, engineered clays, and non-activated clays. SandBox Logistics™ is a state-of-the-art leader in proppant storage, handling and well-site delivery, dedicated to making proppant logistics cleaner, safer and more efficient. The Company currently operates 24 mines and production facilities and is headquartered in Katy, Texas.
Forward-looking Statements
This second quarter 2021 earnings release, as well as other statements we make, contain "forward-looking statements" within the meaning of the federal securities laws - that is, statements about the future, not about past events. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may include words such as "anticipate," "estimate," "expect," "project," "plan," "intend," "believe," "may," "will," "should," "could," "can have," "likely" and other words and terms of similar meaning. Forward-looking statements made include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding U.S. Silica's growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, technological innovations, the impacts of COVID-19 on the Company's operations, and the commercial silica industry. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are global economic conditions; the effect of the COVID-19 pandemic on markets the Company serves; fluctuations in demand for commercial silica, diatomaceous earth, perlite, clay and cellulose; fluctuations in demand for frac sand or the development of either effective alternative proppants or new processes to replace hydraulic fracturing; the entry of competitors into our marketplace; changes in production spending by companies in the oil and gas industry and changes in the level of oil and natural gas exploration and development; changes in oil and gas inventories; general economic, political and business conditions in key regions of the world; pricing pressure; weather and seasonal factors; the cyclical nature of our customers' business; our inability to meet our financial and performance targets and other forecasts or expectations; our substantial indebtedness and pension obligations, including restrictions on our operations imposed by our indebtedness; operational modifications, delays or cancellations; prices for electricity, natural gas and diesel fuel; our ability to maintain our transportation network; changes in government regulations and regulatory requirements, including those related to mining, explosives, chemicals, and oil and gas production; silica-related health issues and corresponding litigation; and other risks and uncertainties detailed in this press release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the U.S. Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. The forward-looking statements speak only as of the date hereof, and we disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

U.S. SILICA HOLDINGS, INC.
SELECTED FINANCIAL DATA FROM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; dollars in thousands, except per share amounts)

	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
Total sales	$317,301	$234,416	$172,537
Total cost of sales (excluding depreciation, depletion and amortization)	192,955	176,989	124,743
Operating expenses:
Selling, general and administrative	27,509	26,224	39,126
Depreciation, depletion and amortization	41,165	41,348	37,086
Goodwill and other asset impairments	—	38	3,956
Total operating expenses	68,674	67,610	80,168
Operating income (loss)	55,672	(10,183)	(32,374)
Other (expense) income:
Interest expense	(17,918)	(17,711)	(22,179)
Other (expense) income, net, including interest income	(186)	2,605	(1,670)
Total other expense	(18,104)	(15,106)	(23,849)
Income (loss) before income taxes	37,568	(25,289)	(56,223)
Income tax (expense) benefit	(11,666)	4,354	23,605
Net income (loss)	$25,902	$(20,935)	$(32,618)
Less: Net loss attributable to non-controlling interest	(126)	(157)	(264)
Net income (loss) attributable to U.S. Silica Holdings, Inc.	$26,028	$(20,778)	$(32,354)

Earnings (loss) per share attributable to U.S. Silica Holdings, Inc.:
Basic	$0.35	$(0.28)	$(0.44)
Diluted	$0.34	$(0.28)	$(0.44)
Weighted average shares outstanding:
Basic	74,339	73,927	73,620
Diluted	76,136	73,927	73,620
Dividends declared per share	$—	$—	$—

U.S. SILICA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited; dollars in thousands)

	June 30, 2021	December 31, 2020

ASSETS
Current Assets:
Cash and cash equivalents	$212,700	$150,920
Accounts receivable, net	223,229	206,934
Inventories, net	113,346	104,684
Prepaid expenses and other current assets	19,915	23,147
Income tax deposits	—	628
Total current assets	569,190	486,313
Property, plant and mine development, net	1,300,211	1,368,092
Lease right-of-use assets	37,103	37,469
Goodwill	185,649	185,649
Intangible assets, net	154,815	159,582
Other assets	8,310	9,842
Total assets	$2,255,278	$2,246,947
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$135,595	$121,920
Current portion of operating lease liabilities	15,074	17,388
Current portion of long-term debt	38,841	42,042
Current portion of deferred revenue	10,464	13,545
Total current liabilities	199,974	194,895
Long-term debt, net	1,196,409	1,197,660
Deferred revenue	17,053	20,147
Liability for pension and other post-retirement benefits	31,739	48,169
Deferred income taxes, net	57,148	49,386
Operating lease liabilities	71,068	76,361
Other long-term liabilities	33,148	33,538
Total liabilities	1,606,539	1,620,156
Stockholders’ Equity:
Preferred stock	—	—
Common stock	837	827
Additional paid-in capital	1,207,670	1,200,023
Retained deficit	(390,238)	(395,496)
Treasury stock, at cost	(183,420)	(181,615)
Accumulated other comprehensive income (loss)	3,161	(8,479)
Total U.S. Silica Holdings, Inc. stockholders’ equity	638,010	615,260
Non-controlling interest	10,729	11,531
Total stockholders' equity	648,739	626,791
Total liabilities and stockholders’ equity	$2,255,278	$2,246,947

Non-GAAP Financial Measures
Segment Contribution Margin
Segment contribution margin is a key metric that management uses to evaluate our operating performance and to determine resource allocation between segments. Segment contribution margin excludes selling, general, and administrative costs, corporate costs, plant capacity expenses, and facility closure costs.
The following table sets forth a reconciliation of net income (loss), the most directly comparable GAAP financial measure, to segment contribution margin.

(All amounts in thousands)	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
Sales:
Oil & Gas Proppants	$193,298	$121,697	$72,495
Industrial & Specialty Products	124,003	112,719	100,042
Total sales	317,301	234,416	172,537
Segment contribution margin:
Oil & Gas Proppants	82,676	21,540	26,170
Industrial & Specialty Products	45,939	40,038	35,119
Total segment contribution margin	128,615	61,578	61,289
Operating activities excluded from segment cost of sales	(4,269)	(4,151)	(13,495)
Selling, general and administrative	(27,509)	(26,224)	(39,126)
Depreciation, depletion and amortization	(41,165)	(41,348)	(37,086)
Goodwill and other asset impairments	—	(38)	(3,956)
Interest expense	(17,918)	(17,711)	(22,179)
Other (expense) income, net, including interest income	(186)	2,605	(1,670)
Income tax (expense) benefit	(11,666)	4,354	23,605
Net income (loss)	$25,902	$(20,935)	$(32,618)
Less: Net loss attributable to non-controlling interest	(126)	(157)	(264)
Net income (loss) attributable to U.S. Silica Holdings, Inc.	$26,028	$(20,778)	$(32,354)

Adjusted EBITDA
Adjusted EBITDA is not a measure of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income (loss) as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and excludes certain charges that may recur in the future. Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDA only supplementally. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following table sets forth a reconciliation of net income (loss), the most directly comparable GAAP financial measure, to Adjusted EBITDA:

(All amounts in thousands)	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
Net income (loss) attributable to U.S. Silica Holdings, Inc.	$26,028	$(20,778)	$(32,354)
Total interest expense, net of interest income	17,902	15,803	21,295
Provision for taxes	11,666	(4,354)	(23,605)
Total depreciation, depletion and amortization expenses	41,165	41,348	37,086
EBITDA	96,761	32,019	2,422
Non-cash incentive compensation (1)	3,954	4,574	4,388
Post-employment expenses (excluding service costs) (2)	363	363	527
Merger and acquisition related expenses (3)	109	194	386
Plant capacity expansion expenses (4)	19	41	2,390
Goodwill and other asset impairments (5)	—	38	3,956
Business optimization projects (6)	4	39	(4)
Facility closure costs (7)	490	502	2,738
Other adjustments allowable under the Credit Agreement (8)	1,586	546	23,963
Adjusted EBITDA	$103,286	$38,316	$40,766

(1)	Reflects equity-based and other equity-related compensation expense.
(2)	Includes net pension cost and net post-retirement cost relating to pension and other post-retirement benefit obligations during the applicable period, but in each case excluding the service cost relating to benefits earned during such period. Non-service net periodic benefit costs are not considered reflective of our operating performance because these costs do not exclusively originate from employee services during the applicable period and may experience periodic fluctuations as a result of changes in non-operating factors, including changes in discount rates, changes in expected returns on benefit plan assets, and other demographic actuarial assumptions.
(3)	Merger and acquisition related expenses include legal fees, consulting fees, bank fees, severance costs, certain purchase accounting items such as the amortization of inventory fair value step-up, information technology integration costs and similar charges. While these costs are not operational in nature and are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in the future as we continue to integrate prior acquisitions and pursue any future acquisitions.
(4)	Plant capacity expansion expenses include expenses that are not inventoriable or capitalizable as related to plant expansion projects greater than $5 million in capital expenditures or plant start up projects. While these expenses are not operational in nature and are not expected to continue for any singular project on an ongoing basis, similar types of expenses have occurred in prior periods and may recur in the future if we continue to pursue future plant capacity expansion.
(5)	The three months ended March 31, 2021 and June 30, 2020 reflect impairment charges of $38 thousand and $4.0 million, respectively, related to long-lived assets, operating lease right-of-use assets and inventory related to idled facilities in our Oil & Gas Proppants segment.
(6)	Reflects costs incurred related to business optimization projects within our corporate center, which aim to measure and improve the efficiency, productivity and performance of our organization. While these costs are not operational in nature and are not expected to continue for any singular project on an ongoing basis, similar types of expenses may recur in the future.
(7)	Reflects costs incurred related to idled sand facilities and closed corporate offices, including severance costs and remaining contracted costs such as office lease costs, maintenance, and utilities. While these costs are not operational in nature and are not expected to continue for any singular event on an ongoing basis, similar types of expenses may recur in the future.
(8)
Reflects miscellaneous adjustments permitted under the Credit Agreement, such as recruiting fees and relocation costs. The three months ended June 30, 2021 also included $1.0 million related to expenses incurred with severe winter storms during the first quarter and costs related to a power interruption at a plant location of $0.5 million. The three months ended March 31, 2021 also included $0.8 million related to expenses incurred with severe winter storms during the first quarter, partially offset by $0.1 million for a measurement period adjustment related to the Arrows Up bargain purchase. See Note E - Business Combinations to our Condensed Consolidated Financial Statements in Part I, Item 1 of our Quarterly Report on Form 10-Q for more information. The three months ended June 30, 2020 also included $1.9 million in transload shortfalls and exit fees, $4.1 million in inventory adjustments, $2.5 million measurement period adjustment to the gain attributable to the bargain purchase of Arrows Up, $3.1 million in severance costs, and $11.8 million in legal expense due to unsuccessful defense of a small number of our patents.

U.S. Silica Holdings, Inc.
Investor Contact
Patricia Gil
Vice President, Investor Relations
(281) 505-6011
gil@ussilica.com